Exhibit 99.1

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for October 2022

HOUSTON, Texas, October 21, 2022 – PNC Bank, National Association, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders (the “Unit Holders”) of its units of beneficial interest (the “Units”) of $16,272,132.13 or $0.349121 per Unit, based primarily upon the reported production of the Trust’s subject interests (the “Subject Interests”) during the month of August 2022. The distribution is payable November 15, 2022, to the Unit Holders of record as of October 31, 2022.

For the production month of August 2022, the owner of the Subject Interests, Hilcorp San Juan L.P. and the operator of the Subject Interests, Hilcorp Energy Company (collectively, “Hilcorp”), reported to the Trust net profits of $21,815,782 ($16,361,837 net royalty amount to the Trust).

Hilcorp reported $26,014,687 of total revenue from the Subject Interests for the production month of August 2022, consisting of $15,653,743 of gas revenues, $282,139 of oil revenues, $10,057,015 of other revenue and interest related to adjustments associated with Hilcorp process reviews and $21,790 of additional interest related to prior month’s granted audit exceptions. For the Subject Interests, Hilcorp reported $4,198,905 of production costs for the production month of August 2022, consisting of $2,088,259 of lease operating expense, $1,823,465 of severance taxes and $287,180 of capital costs.

Based upon the information that Hilcorp provided to the Trust, gas volumes for the Subject Interests for August 2022 totaled 2,076,429 Mcf (2,307,144 MMBtu), as compared to 1,987,430 Mcf (2,208,256 MMBtu) for July 2022. Dividing gas revenues by production volume yielded an average gas price for August 2022 of $7.54 per Mcf ($6.78 per MMBtu), as compared to an average gas price for July 2022 of $5.35 per Mcf ($4.82 per MMBtu).

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by our professional consultants and outside counsel to ensure full compliance with all the underlying operative Trust agreements and evaluating all available potential remedies in the event there is evidence of non-compliance.

Contact:	San Juan Basin Royalty Trust

PNC Bank, National Association
PNC Asset Management Group
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
website: www.sjbrt.com
e-mail: sjt@pnc.com

Ross Durr, RPL, Senior Vice President & Mineral Interest Director
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.